UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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D&E Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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D&E COMMUNICATIONS, INC.

Ephrata, Pennsylvania

Notice of 2007 Annual Meeting

to Shareholders and Participants

in the Dividend Reinvestment Plan

and the D&E Communications, Inc. Employee 401(k) Savings Plan

The Annual Meeting of the Shareholders of D&E Communications, Inc. (“the Company” or “D&E”) will be held in accordance with the By-Laws of the Company on Thursday, April 26, 2007, at 10:30 a.m. local time, at the Brossman Business Complex, 124 East Main Street, Ephrata, Pennsylvania 17522. The purposes of the meeting, which are more fully described in the accompanying Proxy Statement, are:

1.	To elect three (3) Class C Directors for a term to expire in the year 2010 (or until their successors are duly elected and qualified);

2.	To ratify the Board of Directors’ selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007; and

3.	To act upon such other business as may be properly brought before the meeting.

Only holders of common stock of record on the books of the Company at the close of business on March 1, 2007, will be entitled to vote at the Annual Meeting or any adjournment thereof.

For those shareholders who are also participants in the D&E Communications, Inc. Dividend Reinvestment Plan (the “DRP”), for which the Company serves as trustee and is the record owner of those shares, or the Employee 401(k) Savings Plan, for which Fidelity Investments is the trustee and is the record owner, you are entitled to direct the trustee as to how to vote the shares allocated to your account by returning the enclosed Proxy/Voting Instruction Card(s). A copy of the Proxy Statement and the 2006 Annual Report of the Company are being mailed to you simultaneously. The Board of Directors’ nominees for Class C directors are set forth in the accompanying Proxy Statement, as well as further information on the foregoing matters.

Only persons with an admission ticket or evidence of stock ownership or who are guests of the Company may attend and be admitted to the Annual Meeting. If your shares are registered in your name, you must bring the admission ticket found on the proxy card to the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy from that broker, trust, bank or other nominee or a letter or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares.

If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY INTERNET, TELEPHONE OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY/VOTING INSTRUCTION CARD (S) AND RETURN THEM PROMPTLY IN THE ENCLOSED ENVELOPE TO MELLON INVESTOR SERVICES LLC TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

W. Garth Sprecher

Secretary

March 29, 2007

Enclosures

D&E COMMUNICATIONS, INC.

PROXY STATEMENT

Date, Time and Place of Meeting

The Annual Meeting of the shareholders of D&E Communications, Inc. (the “Company” or “D&E”) will be held at 10:30 a.m. on Thursday, April 26, 2007, at the Company’s principal executive offices at the Brossman Business Complex, 124 East Main Street, Ephrata, Pennsylvania 17522 (the “Annual Meeting”).

Only persons with an admission ticket or evidence of stock ownership or who are guests of the Company may attend and be admitted to the Annual Meeting. If your shares are registered in your name, you must bring to the meeting the admission ticket found on the proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy from that broker, trust, bank or other nominee or a letter or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting.

Purpose of the Meeting

The shareholders will be asked to consider and vote upon the following matters at the meeting:

•	the election of three Class C directors for a term of three years;

•	the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2007; and

•	such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Solicitation, Revocability and Voting of Proxies

Proxies in the accompanying form are being solicited by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting. If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•	delivering a notice of revocation or delivering a later-dated proxy to W. Garth Sprecher, Secretary, D&E Communications, Inc., 124 East Main Street, Ephrata, Pennsylvania 17522;

•	submitting a proxy card with a later date at the Annual Meeting;

•	submitting another vote over the Internet or telephone; or

•	appearing at the Annual Meeting and voting in person.

Your last vote is the vote that will be counted. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instructions, all proxies will be voted FOR the election of the three nominees for director identified in this Proxy Statement and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Company.

This proxy statement and the form of proxy are being mailed to shareholders commencing on or about March 29, 2007.

Shareholders Entitled to Vote

Only holders of shares of Common Stock, par value $0.16 per share, of the Company (“Common Stock”) as shown on the books of the Company at the close of business on March 1, 2007, the record date, will be entitled to vote at the meeting.

Voting

On the record date, there were 14,398,214 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for transaction of business at the Annual Meeting. Each holder of the Company’s Common Stock is entitled to one vote per share owned of record on all business presented at the meeting.

If you own your shares of common stock of record, you may authorize the voting of your shares over the Internet at http://www.proxyvoting.com/decc or by calling 1-866-540-5760 and by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 P.M. local time on April 25, 2007.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a voting instruction form to you with this Proxy Statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form.

The Judge of Election is appointed by the Board to conduct the tabulation of votes with respect to the election of directors and any other matters to come before the Annual Meeting and to report the results thereof. The three nominees for Class C director receiving the highest number of votes shall be elected as Class C directors of the Company. Under the Company’s Articles of Incorporation and By-Laws and applicable law, the affirmative vote of a majority of the votes cast at the meeting is required for the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.

Abstentions and broker non-votes are not votes cast, although they will be counted in determining whether there is a quorum. Because directors are elected by a plurality, abstentions and broker non-votes have no effect on the election of directors. Similarly, abstentions and broker non-votes will have no effect on the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Cost of Solicitation

The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s Common Stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone. D&E does not plan to employ a professional solicitation firm with respect to the proxy vote.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of the three nominees for director identified in this Proxy Statement and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors.

PROPOSAL 1: ELECTION OF THREE (3) CLASS C DIRECTORS

The Company’s By-Laws provide for a maximum of thirteen (13) directors to be elected to the Company’s Board, and the exact number is determined by resolution of the Board of Directors. For 2007, the Board of Directors has set the number of Directors at twelve (12).

The Board currently consists of twelve (12) members divided into three classes, which are classified with respect to the year in which their term shall expire. Each class of directors holds office for a term of three years (or until their successors are duly elected and qualified), and the terms of the three classes of the Board are staggered. Accordingly, one of the three classes is elected each year to succeed the directors whose terms are expiring. Currently, the directors in Class C are serving terms expiring this year. The directors in Classes A and B are serving terms expiring at the annual meeting of the shareholders in 2008 and 2009, respectively. The Board has nominated for re-election to Class C three directors whose terms expire this year, namely Paul W. Brubaker, Hugh G. Courtney and Steven B. Silverman. If elected, their terms will expire at the 2010 annual meeting (or at such time as their successors are duly elected and qualified). There are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was or is to be elected as a director, except for Mr. Morozzi, whose employment agreement provides for his nomination as a director.

The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder. Absent such designation, the proxy holders will have the right to vote as they see fit. In such circumstances, the Company has been advised by the proxy holders that they intend to vote pursuant to the proxy for the election of the Company’s nominees for director. Each individual nominated for election as a director has agreed to serve if elected. However, in the event of the refusal or inability of any of the foregoing nominees for director to serve, the persons named in the accompanying proxy have informed the Company that they intend to vote at the Annual Meeting pursuant to the proxy for the election of such person(s), if any, as may be nominated by the Board.

Directors

Set forth below are the nominees to serve in Class C, and the current Class A and Class B directors. All of the directors and nominees, other than Messrs. Ruhl, Sprecher and Morozzi, have been determined by the Board of Directors to be independent for purposes of the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) standards.

Nominees for Class C Directors for Terms to Expire in 2010

Paul W. Brubaker, age 63, is the Executive Vice President, Corporate Secretary and a director of the Ephrata National Bank, a public company subject to SEC periodic reporting requirements, where he has been employed since 1961. He is a graduate of the American Institute of Banking and serves as a director and Treasurer of Pleasant View Retirement Community, Manheim. He serves as past Chairman of the Board of Directors of the Atlantic Northeast District, Church of the Brethren. Mr. Brubaker recently completed a term as chairman of Group 5 of the Board of Directors of the Pennsylvania Bankers Association. Additionally, Mr. Brubaker serves on the Board of Directors of the Ephrata Economic Development Corporation. Mr. Brubaker has been a director of the Company since 1990. He is a member of the audit committee and serves as Chairman of the nominating and governance committee.

Hugh G. Courtney, Ph.D., age 44, is a Distinguished Tyser Teaching Fellow and Senior Executive Education Fellow at the University of Maryland’s Robert H. Smith School of Business. In addition, Dr. Courtney maintains an active consulting and executive education practice focused on business strategy formulation in highly uncertain and competitive markets. Prior to joining the Smith School in 2002, he was a leader in McKinsey & Company’s Global Strategy practice, where he served clients on six continents on a wide variety of strategy development and implementation issues. Dr. Courtney has been a director of the Company since 2005. He is a member of the executive committee, the nominating and governance committee and the strategic planning review committee.

Steven B. Silverman, age 74, has been counsel to Cohen, Seglias, Pallas, Greenhall & Furman, P.C., since January 1, 2002 when the law firms of Rothenberg Silverman & Furman P.C. and Cohen, Seglias, Pallas & Greenhall, P.C. merged. He was a senior partner in the law firm of Rothenberg, Silverman and Furman P.C., Elkins Park, Pennsylvania from 1995 until the time of the merger, and prior to 1995, he was a senior partner in the law firm of Rothenberg and Silverman. Mr. Silverman has been a director of the Company since 1991. He is Chairman of the compensation committee and is a member of the strategic planning review committee.

THE BOARD RECOMMENDS VOTING FOR THE ELECTION OF ITS THREE (3) NOMINEES AS CLASS C DIRECTORS.

Class A Directors Whose Terms Expire in 2008

John Amos, age 75, has been in the commercial fruit and produce-growing business for more than 50 years in Grand Traverse County, Michigan serving as President of Hi-Lo Farms, Inc. since 1979 and as Senior Partner of Amos Farms since 1980. Mr. Amos has been a director of the Company since 1990. He is a member of the compensation committee and the nominating and governance committee.

John C. Long, age 42, has been Vice President and Treasurer of Arrow International, Inc., a medical device manufacturer which is a public company subject to SEC periodic reporting requirements, since January 2003. He served as Assistant Treasurer from 1995 to January 2003 and was elected Secretary effective January 2004. Prior to his employment with Arrow International, Inc., Mr. Long served as Controller of the Jaindl Companies, a group of privately held companies involved in agribusiness and real estate development, from 1989 to 1995. Mr. Long is a Certified Public Accountant and was employed by Concannon, Gallagher, Miller & Co., CPA’s from 1986 to 1989. Mr. Long also served as a director of American Bank Incorporated, a regional bank holding company subject to SEC periodic reporting requirements and chairman of their audit committee from 2003 to 2006. Mr. Long has been a director of the Company since 2006. He is Chairman of the audit committee and a member of the compensation committee.

G. William Ruhl, age 67, serves as Vice Chairman of the Board of Directors of D&E Communications, Inc. Mr. Ruhl served as the Chairman of the Board from November 2004 through May 2006 and Chief Executive Officer of D&E Communications, Inc. from October 2001 to March 2005. From 1991 to October 2001, Mr. Ruhl served as Senior Vice President of D&E Communications, Inc. On December 31, 2005, he retired as a full time employee of the Company. Prior to joining D&E Communications, Inc. in 1991, Mr. Ruhl was employed by Bell of Pennsylvania and Bell Atlantic for 30 years. Mr. Ruhl is a registered Professional Engineer and a life member of the Institute of Electrical and Electronics Engineers, Inc. He served as Chairman of the Board of Directors of Monor Telephone Company in Hungary from 1994 until its sale in 1999. From 1998 until 2006, Mr. Ruhl represented the United States Telecom Association (“USTA”) on the President’s National Security Telecommunications Advisory Committee. Mr. Ruhl served on the Boards of Directors of the USTA, the Pennsylvania Telephone Association, the Economic Development Company of Lancaster County and the Harrisburg Regional Chamber. He is presently on the Executive Committee and the Board of Trustees of Harrisburg University. He has also been chairman of the Technology Council of Central Pennsylvania and is on their Board of Advisors. He is also President of the Board of Directors of the Central Pennsylvania Symphony. Mr. Ruhl has been a director of the Company since 1993. He serves on the executive committee and is Chairman of the strategic planning review committee.

W. Garth Sprecher, age 55, has served as Senior Vice President and Secretary of D&E Communications, Inc. since May of 2002 and served as Vice President and Secretary of D&E Communications, Inc. from 1996 to 2002. Mr. Sprecher has held various positions with D&E since 1984. He is a member of the Board of Directors and serves as Vice Chairman of Sterling Financial Corporation (“Sterling”), a public company subject to SEC periodic reporting requirements. He is a member of the finance committee and the nominating committee and is Chairman of the executive committee and compensation committee of Sterling. Mr. Sprecher is a member of the Board of Directors of the Greater Reading Chamber of Commerce and is a member of the Board of Directors of Lancaster General Hospital. Mr. Sprecher is a past president of the Mid-Atlantic Chapter of the Society of Corporate Secretaries and Governance Professionals and a member of the National Association of Corporate Directors. Mr. Sprecher has been a director of the Company since 1993. He is a member of the executive committee.

Richard G. Weidner, age 80, retired as President of Beard and Company, Inc., Certified Public Accountants, in 1986. He served as a member of the Board of Directors of Conestoga Enterprises, Inc. from 1989 until May 2002. Mr. Weidner is a member of the Pennsylvania Institute of Certified Public Accountants and is a past president of its Reading, Pennsylvania Chapter. Mr. Weidner has been a director of the Company since 2003. He is a member of the audit committee and the compensation committee.

Class B Directors Whose Terms Expire in 2009

Frank M. Coughlin, age 47, currently serves as President and Chairman of LTC Communications, Inc., a local exchange carrier headquartered in Rowland, Pennsylvania and has served as an officer and/or director of LTC Communications, Inc. since 1991. Mr. Coughlin also serves as a director of the Pennsylvania Telephone Association and served as the Association’s Chairman from 1998 to 2003. Between 1989 and 1998, he was Vice President of AMC Cellular Corporation, a cellular system operator in western Pennsylvania. Mr. Coughlin has been a director of the Company since 2006. He is a member of the compensation committee and the nominating and governance committee.

Ronald E. Frisbie, age 84, retired from D&E Communications, Inc. in 1992 where he served as Vice President from 1971 until 1992, and Secretary, Treasurer and Assistant to the President from 1985 until 1992. Mr. Frisbie has been a director of the Company since 1983. He is a member of the audit committee, the nominating and governance committee, and the strategic planning review committee.

James W. Morozzi, age 44, has served as President and Chief Executive Officer of D&E Communications, Inc. since April 2005 and was hired as Chief Executive Officer in March 2005. He had served as President of Exelon Communications, a division of Exelon Enterprises, LLC, from 2001 to 2004. From 1986 to 2001, he worked in various management roles at PECO Energy Company, including Business Leader/Vice President of PECO Wireless, LLC and Corporate Strategist for Corporate Planning and Development. He formerly served as chairman of the management committee of PECO Telcove Communications and as a Board member of AT&T Wireless PCS of Philadelphia, LLC. Mr. Morozzi is a member of the Board of Directors of the Pennsylvania Telephone Association and the Lancaster Chamber of Commerce and Industry. He is a member of the National Association of Corporate Directors. Mr. Morozzi has been a director of the Company since 2005. He is a member of the executive committee.

D. Mark Thomas, age 59, was elected Chairman of the Board of Directors of D&E Communications, Inc. in May 2006. Previously he served as Vice Chairman of the Board. Mr. Thomas has been a managing partner in the law firm of Thomas, Thomas, Armstrong & Niesen, Harrisburg, Pennsylvania, since the formation of the firm in 1991. From 1977 to 1990, he was a partner in the law firm of Thomas & Thomas. Mr. Thomas’ law practice is concentrated primarily in public utility and telecommunications law. Mr. Thomas has been a director of the Company since 1997. He is Chairman of the executive committee.

Biographies of Non-Director Officers

Albert H. Kramer, age 52, was appointed Senior Vice President, Operations of D&E Communications, Inc. in May 2002, when Conestoga Enterprises, Inc. merged with D&E Communications, Inc. Prior to the merger, Mr. Kramer was President of Conestoga Enterprises, Inc. from May 1998 to May 2002. He was employed by Conestoga Enterprises, Inc. from September 1995, and served as Vice President, Finance and Administration until August 1997, when he was appointed Executive Vice President serving in that capacity until May 1998. From 1984 until September 1995, Mr. Kramer had been employed by D & E Telephone Company and served as Controller, and then Chief Financial Officer and Treasurer during the last five years of his employment. Mr. Kramer was employed by Coopers and Lybrand as Senior Accountant from 1980 to 1984. He has been a Board member of the USTA since 1998 and currently serves on its Executive Committee. He served as a Board member of the Pennsylvania Telephone Association from 1998 to 2002, and served on the Executive Committee during that time. Mr. Kramer has been a member of the Berks County Workforce Investment Board since 1999 and has been a member since 2000, of the Board of National Penn Bank and National Penn Mortgage Company, both of which are subsidiaries of National Penn Bancshares, Inc., a public company subject to SEC periodic reporting requirements. In 2002, Mr. Kramer was appointed to the Board of the Berks Economic Partnership and also to the Penn State Harrisburg Board of Advisers. Mr. Kramer is a Certified Public Accountant.

Thomas E. Morell, age 46, has been Chief Financial Officer and Treasurer since 1995, and Senior Vice President since May 2002. He was a Vice President from 1996 to May 2002. Mr. Morell has been employed by the Company since 1984, serving as Assistant Controller from 1984 to 1990 and Controller from 1990 to 1995. From 1982 to 1984, he was employed by Coopers and Lybrand as an auditor. Mr. Morell was a Managing Director of PenneCom B.V. until its dissolution in January 2007 and was a Supervisory Board member of Pilicka Telephone Company until its sale in December 2005. Mr. Morell is a Certified Public Accountant and is a member of the Pennsylvania Institute of Certified Public Accountants.

CORPORATE GOVERNANCE

Policies

The Company has adopted corporate governance policies and practices to address a number of key areas of importance to its shareholders, employees, customers, suppliers and the community, including:

•

A majority of the members of the Company’s Board of Directors are independent within the meaning of applicable rules and regulations of the SEC and the listing standards of Nasdaq. They are: John Amos, Paul W. Brubaker, Frank M. Coughlin, Hugh G. Courtney, Ronald E. Frisbie, John C. Long, Steven B. Silverman, D. Mark Thomas and Richard G. Weidner;

•

All members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board are independent within the applicable rules and regulations of the SEC and Nasdaq listing standards, including the heightened standards for members of the Audit Committee;

•

The independent members of the Company’s Board of Directors meet regularly in executive sessions without the presence of management. These meetings are chaired by Mr. Thomas, an outside director and Chairman of the Board;

•	The Company has adopted a code of business conduct and ethics policy that applies to all of its directors, officers and employees;

•

The charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board establish their respective roles and responsibilities, and each of these charters is posted on the Company’s website at www.decommunications.com;

•

The Company’s Audit Committee has implemented procedures for the anonymous submission of employee complaints on accounting, internal controls and auditing matters, which have been made available to all of the Company’s employees;

•	The Company has established a Disclosure Committee, comprised of executive officers and other key employees who are actively involved in the disclosure process, to specify, coordinate and oversee the procedures that the Company uses each quarter and at fiscal year end to prepare its periodic reports filed with the SEC;

•	The Company has, in each case, obtained shareholder approval before adopting or making material amendments to its current equity incentive plans;

•

The Company has adopted a mandatory retirement policy for directors, which establishes a mandatory retirement age of seventy-six (76) years of age. Directors holding office as of June 23, 2005, when this policy was adopted, and who will reach their 76th birthday during their then current term or immediate subsequent term in office, or who had already reached their 76th birthday, may complete their then current term of office and will be eligible for election to one additional full term of three years.

•	The Company has adopted, and enforces, a director conflict of interest policy.

General Information Regarding the Board of Directors

Any shareholder who desires to contact D&E Communications, Inc.’s directors may do so electronically by sending an email to the following address: gsprecher@decommunications.com. Alternatively, a shareholder can contact the directors by writing to: Corporate Secretary, D&E Communications, Inc., P. O. Box 458, Ephrata, PA 17522. All communications are forwarded to the appropriate Board member as addressed. Additionally, the Company urges all Board members to attend the annual shareholders meeting and be available for direct discussion. Eleven (11) of twelve (12) Board members in office at the time attended last year’s annual meeting.

Director Attendance at Board Meetings

The Board held a total of twelve (12) regularly scheduled meetings and one reorganization meeting during the year ended December 31, 2006. Each incumbent director attended in excess of 75% of the aggregate meetings of the Board and the Board’s committees on which he served. The Board has the following five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Nominating and Governance Committee and the Strategic Planning Review Committee.

Certain Relationships and Related Transactions

Policies

Each year we require our directors and officers to complete Director and Officer Questionnaires which, among other things, identify any transactions with entities in which the officer, director or their family members have an interest. Any related party transactions identified through this process are reviewed for a potential conflict of interest. Our Code of Business Conduct and Ethics policy prohibits all directors, officers and employees from taking actions that create conflicts of interest, potential conflicts of interest, or give the appearance of conflicts of interest. Conflicts of interest may arise when an employee, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees or their family members may also create conflicts of interest. Any director, officer or employee who becomes aware that he or she has a conflict or potential conflict must immediately bring it to the attention of the appropriate supervisory personnel, Vice President of Human Resources or the Chairman of the Audit Committee of the Board of Directors. Effective April 2007, the Company is scheduled to implement a third-party administrator hotline as an additional means of reporting such matters. In addition to these review procedures, all related party transactions are subject to the Company’s general transaction approval policies and procedures which require appropriate management level review of any material transactions, including related party transactions.

Related Party Transactions

Steven B. Silverman, a director of D&E Communications, Inc., is counsel in the law firm of Cohen, Seglias, Pallas, Greenhall & Furman, P.C., which serves as labor counsel to D&E. Notwithstanding the $3,464 of expenses incurred by the Company to his law firm in 2006, Mr. Silverman was determined by the Board of Directors to be independent.

D. Mark Thomas, a director of D&E Communications, Inc., is a partner in the law firm of Thomas, Thomas, Armstrong & Niesen, which serves as regulatory counsel to D&E. Notwithstanding the $174,758 of expenses incurred by the Company to his law firm in 2006, Mr. Thomas was determined by the Board of Directors to be independent.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, Messrs. Silverman (Chairman), Amos, Coughlin, Long and Weidner served on the Company’s Compensation Committee. Each member is considered to be “independent” as defined under Nasdaq listing standards. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Compensation Committee.

Board Committees

Audit Committee

The Audit Committee, consisting of John C. Long (Chairman), Paul W. Brubaker, Ronald E. Frisbie and Richard G. Weidner, is responsible for recommending to the D&E Communications, Inc. Board of Directors the firm of independent public auditors responsible to audit the Company’s financial statements. All members of the Audit Committee were determined to meet the Audit Committee experience and independence requirements of Nasdaq listing standards and the applicable rules and regulations of the SEC. Mr. Weidner and Mr. Long were determined to qualify, and agreed to serve, as the Audit Committee’s “financial experts” as defined by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Audit Committee oversees the integrity of the Corporation’s financial statements and internal controls; compliance with legal and regulatory requirements; independent auditor’s qualifications and independence; approval of non audit work by the independent auditors; and performance of the Corporation’s internal audit function and the independent auditors. This committee also reviews with the independent public auditors the results of their audit work before filing quarterly and annual financial statements with the SEC. The Audit Committee held eight (8) meetings during 2006. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.decommunications.com.

Compensation Committee

The Compensation Committee, consisting of Steven B. Silverman (Chairman), John Amos, Frank M. Coughlin, John C. Long and Richard G. Weidner, reviews and makes recommendations to the Board of Directors regarding compensation practices of the Company with respect to its executive officers. The Compensation Committee has the authority to retain and compensate advisors that it deems necessary to fulfill its duties. All members of the Compensation Committee meet the independence requirements of Nasdaq listing standards and the applicable rules and regulations of the SEC. The Compensation Committee held six (6) meetings during 2006. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.decommunications.com. The Compensation Committee undertook a review of its charter in 2006 and, in 2007, recommended changes to update the charter to the Board, which approved the changes. See the “Role of the Compensation Committee” section of the Compensation Discussion and Analysis that begins on page nine for a more detailed discussion on the functions performed by the Compensation Committee.

Executive Committee

The Executive Committee, consisting of D. Mark Thomas (Chairman), Hugh G. Courtney, James W. Morozzi, G. William Ruhl and W. Garth Sprecher, within the limitations set by the Board, has and exercises the authority of the Board in the management of the business of the Company between meetings of the Board in accordance with the Company’s By-Laws. The Executive Committee held five (5) meetings during 2006.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Paul W. Brubaker (Chairman), John Amos, Frank M. Coughlin, Hugh G. Courtney and Ronald E. Frisbie. The Board has determined that all members of the Nominating and Governance Committee are independent directors, as defined in the Nasdaq listing standards and the applicable rules and regulations of the SEC. The Nominating and Governance Committee will consider as nominees for election to the Board, persons recommended by the holders of common stock of the Company. Any shareholder desiring to recommend a nominee for election at the 2008 annual meeting of shareholders should submit such nomination in writing to the Secretary of the Company by December 28, 2007, including the nominee’s name, business experience, number of shares of the Company’s stock owned and any other information the shareholder thinks is pertinent. All persons recommended for nomination as a Board member are reviewed in light of their individual business or professional qualifications with a goal of maintaining a varied mix of perspectives and backgrounds among the Board members. The Nominating and Governance Committee has formalized a process for identifying and evaluating nominees for director, including nominees recommended by security holders. Based on existing Board member skill sets and the desire to include additional specific skill sets, the committee identifies a pool of candidates to interview and select. The Nominating and Governance Committee had ten (10) meetings during 2006. The charter of the Nominating and Governance Committee is available on the Company’s website at www.decommunications.com.

Strategic Planning Review Committee

The Strategic Planning Review Committee, consisting of G. William Ruhl (Chairman), Hugh G. Courtney, Ronald E. Frisbie and Steven B. Silverman, reviews the Company’s strategic plans, including its mission, vision, strategic initiatives and major programs and services. The committee addresses advances in technology, the changing regulatory environment, local market trends, the allocation of financial resources, the marketing strategy and other aspects of the Company’s business plans as part of its review. The Strategic Planning Review Committee had six (6) meetings during 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation

The following Compensation Discussion and Analysis covers the Company’s policies and practices with respect to the compensation of its “Corporate Officers”, meaning, James W. Morozzi, President and Chief Executive Officer, Thomas E. Morell, Senior Vice President, Chief Financial Officer and Treasurer, W. Garth Sprecher, Senior Vice President and Secretary and Albert H. Kramer, Senior Vice President, Operations.

When reference is made to “Named Executive Officers” or “NEO”, it includes the foregoing plus Stuart L. Kirkwood, Vice President of Engineering Operations. The NEOs consist of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, as defined by the SEC.

Role of the Compensation Committee

The fundamental responsibilities of the Compensation Committee are to:

•	Discharge the Board’s responsibilities relating to the compensation of the Corporate Officers of the Company and report back to the Board;

•	Review and discuss the Company’s Compensation Discussion and Analysis with management;

•	Produce a report on executive compensation for inclusion in the Company’s annual proxy statement;

•

Regularly review other elements of compensation for Corporate Officers with the objective of structuring packages that effectively attract and retain the executive resources necessary to successfully lead and manage the Company, align executive compensation with the Company’s annual and longer-term business strategy, and provide incentives to officers and other key executives to focus their attention on the fulfillment of those strategies; and

•	Review and approve the Company’s Short Term Incentive Plan (“STIP”).

The Compensation Committee also administers and makes decisions regarding the Company’s Long Term Incentive Plans (“LTIP”), in accordance with their terms, which are described later in this section. The Compensation Committee has general oversight of employee benefit programs. In addition, the Compensation Committee, in consultation with the Chief Executive Officer, considers employee and executive succession matters.

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Meetings are scheduled as often as is necessary to fulfill all duties and responsibilities, but no less than two times a year. In addition to Compensation Committee members, attendees may periodically include the Chief Executive Officer, Board Chairman, Board Vice-Chairman, Chief Financial Officer, Senior Vice President- Secretary, Vice President of Human Resources, and external advisors, as may be appropriate. The Compensation Committee meets in executive session (without management present) periodically and particularly when administering any and all aspects of Chief Executive Officer compensation.

The Compensation Committee approves all compensation and awards to Corporate Officers. The Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, following discussions with the Board of Directors and other appropriate advisors, establishes his compensation level. The Chief Executive Officer makes recommendations to the Compensation Committee regarding incentive plan targets as well as base pay increases for the Company’s other Corporate Officers. For all remaining compensation and awards to other Corporate Officers, the Chief Executive Officer makes recommendations to the Compensation Committee based in part upon market data provided by Mosteller & Associates, an independent human resources services consulting organization headquartered in Reading, Pennsylvania.

The Committee Reviews The Appropriateness Of Compensation

The Compensation Committee reviews the amounts payable under each individual element of compensation, as well as in the aggregate for each Corporate Officer, and concludes that the individual elements of compensation, and total aggregate compensation, paid to the Corporate Officers are appropriate. Factors the Compensation Committee considers in analyzing the compensation include:

•	Total compensation;

•	The competitive environment for recruiting and retaining executive officers, and what the relevant competitors pay;

•	Internal pay equity; and

•	The need to provide various elements of compensation (i.e., base pay, incentive pay and supplemental benefits).

Committee Advisors/Compensation Consultant

The Compensation Committee’s charter grants the Committee the sole and direct authority to hire and fire advisors and compensation consultants and approve their compensation. The Compensation Committee receives external consultation, on an as needed basis, through Mosteller & Associates. In 2006, the Compensation

Committee requested Mosteller & Associates to perform an executive compensation peer review of the top five paid positions within the Company. The Compensation Committee requested this review in order to obtain comparative compensation benchmarks for the Corporate Officers as a means of evaluating the competitiveness of the Company’s compensation practices. These types of studies cover in detail only those individuals for whom compensation information is disclosed publicly. As a result, these studies typically include only the five most highly compensated officers at each company, which would generally correlate to the Company’s Chief Executive Officer and the individuals who are senior vice presidents or the equivalent at the Company. As a result of this study, the Compensation Committee is considering methods and processes to improve the overall market competitiveness of total compensation for Corporate Officers. An important factor in these considerations is the impact of any additional expenses on the financial performance of the Company.

Mosteller & Associates also provided the Compensation Committee and the Company with data that was less company-specific to assist us with establishing compensation at other levels within our organization. The overall results of this study provided the starting point for our analysis. Mosteller & Associates provided a detailed study and analysis of the requested executive positions against peer market data in the areas of base, short-term and long-term incentive compensation. The defined peer market included similarly sized telecommunications companies in the national marketplace, including Surewest Communications, Shenandoah Telecommunications, North Pittsburgh Systems, Commonwealth Telephone Enterprises, Alaska Communications Systems Group, Inc, CT Communications, Inc., General Communications, Inc. and ITC Deltacom, Inc. In addition, the financial services industry, along with the services and manufacturing industries, in our regional market were also considered. The peer organizations encompassed primarily publicly held companies (the “Comparison Group”).

Mosteller & Associates’ report indicated that D&E’s base compensation of Corporate Officers, as compared with the Comparison Group, were generally competitive with respect to base compensation levels, with one exception (the Chief Executive Officer’s compensation is lower than the Comparison Group). However, with respect to STIP compensation, target level payouts are significantly below the Comparison Group, and with respect to LTIP compensation, target level payouts are also lower than the Comparison Group.

The Compensation Committee also received consultation from Towers Perrin, a global human resources services firm, as well as legal counsel, on executive compensation matters relating, specifically, to employment agreements we entered into with certain officers in January of 2007.

Philosophy and Objectives of Executive Compensation

Our executive compensation program is designed to enable us to attract and retain leaders and reward them for achieving D&E’s business plan and strategic objectives. Our compensation philosophy is also intended to align the interests of management with those of our shareholders. The following principles influence and guide our compensation decisions:

•

Total compensation and accountability should generally increase with position and responsibility. Thus, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives.

•

Compensation decisions should promote the interests of shareholders by motivating executives to achieve superior performance and by aligning executive compensation with the Company’s annual and long-term business strategy by rewarding financial success, as defined by the Compensation Committee, using measures such as earnings before interest, taxes, depreciation and amortization (“EBITDA”), net income, earnings per share (“EPS”), increase in price of common stock or similar goals, as established from year to year. Current goals are discussed below.

•	Base pay structure should provide market-competitive compensation sufficient to allow us to attract and retain key employees.

•

Incentive plans should motivate and reward key employees’ achievement of specific goals on both a short-term and long-term basis in a manner which ensures D&E’s long-term success and profitability. We believe that equity incentives create long-term incentives that align the interest of management with the long-term interest of shareholders.

•

Supplemental benefits, such as 401(k) match, life insurance, use of a company automobile and Supplemental Employee Retirement Plan agreements (“SERP”), are designed and structured to provide market-competitive benefits critical for attracting and retaining key executives.

•

We take into consideration the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that compensation of more than $1,000,000 paid to certain individuals is not tax deductible. However, under our current pay structure, no individual receives compensation that is near the deductible limit.

Compensation Principles

We Believe Compensation Should Be Competitive And Reward Performance

The Company designs executive compensation policies, as described more fully below, to attract and retain qualified executives by providing compensation packages which are competitive within the marketplace and compensate executives in a manner that encourages performance consistent with shareholder expectations.

We Are Focused On Keeping Compensation Reasonable And Realistic

The Compensation Committee determined the amount of each type of compensation for each executive by reviewing publicly available information regarding other companies which are similar to the company, by assessing possible demand for our executives by competitors and other companies, by evaluating the compensation appropriate to attract executives to Lancaster County, Pennsylvania, where we are located, by consulting, when appropriate, with compensation consulting firms and by consulting with the Chief Executive Officer with respect to the other Corporate Officers. Based on that review, we concluded that our program was well balanced between cash, non-cash and incentive elements and that the base salaries of our Corporate Officers, other than the Chief Executive Officer (as previously discussed), were generally appropriate.

Key Elements of Executive Compensation

The key elements of the Company’s compensation program currently are base salary, benefits, an annual performance-based cash incentive and long-term equity-based incentives. We believe a competitive base salary and benefits are important to attract well-qualified executives. We believe annual performance-based cash incentives are valuable in recognizing and rewarding individual achievement. Also, we believe long-term, equity-based incentives make executives “think like owners” and, therefore, align their interests with those of our shareholders.

We compensate our senior management through a mix of base salary, cash incentive compensation and equity incentive compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our shareholders. Our compensation setting process consists of establishing targeted overall compensation for each senior manager and then allocating that compensation among base salary and incentive compensation. For our Corporate Officers, we design the incentive compensation structure to reward company-wide performance by tying awards primarily to earnings, stock price appreciation, and EBITDA objectives. Awards pursuant to incentive plans and under stock option plans are made in accordance with the respective plans. Comparison is also made to the compensation of executive officers of the Comparison Group. The comparison of the Company’s Corporate Officers’ compensation to the Comparison Group incorporates many factors, including the relative sales and market capitalization of the companies. At other levels, we design the incentive compensation structure to reward individual performance, Company-wide performance and the achievement of specific operational goals within areas under the control of the respective employees.

Compensation Program Design

We provide our executives with a mix of compensation, including base pay, supplemental benefits and an opportunity to earn short-term incentive cash awards through the STIP and long-term equity awards through the LTIP. The Compensation Committee used the market data provided by Mosteller & Associates to determine not only the overall market rate of compensation for each Corporate Officer, but also to determine the breakdown of compensation between short-term and long-term components and between cash and equity forms of compensation. In allocating compensation among these compensation components, we also take into account the level of influence an executive has over the Company’s performance. Generally, higher level executives receive a greater portion of their compensation in incentive compensation.

Base Pay

The base pay structure is designed to ensure D&E’s ability to attract, motivate and retain well-qualified executives capable of managing the organization for financial success and maximizing shareholder value. Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. Additionally, in determining base salaries, we consider the executive’s qualifications and experience, competitive market data, scope of responsibilities, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the study groups and internal pay equity. Actual individual pay levels and merit increases are set and awarded to recognize achievements and ensure appropriate competitiveness within the marketplace. If appropriate, base pay increases may be withheld, if corporate or individual performance does not warrant them.

Incentive Pay

Our practice is to award cash incentives based upon annual performance objectives. For 2006, the performance goals under our STIP for our Corporate Officers was achievement of a certain level of EBITDA. We selected an EBITDA goal because the Compensation Committee believes EBITDA is a key indicator of overall performance for the Company. In addition, EBITDA is a commonly used measure of performance in the Company’s industry and the Compensation Committee believes investors may focus on the Company’s EBITDA when valuing the Company’s common stock. For the Vice President level, the majority of payout opportunity is based on Company performance with a lesser payout opportunity based upon their respective department’s performance. If a minimum level of Company performance (defined as threshold) is not achieved, no STIP incentive award is payable. Where an employee has responsibility for a particular business unit or division, the performance goals are more heavily weighted toward the operational performance of those units.

Historically, the primary form of equity compensation that we awarded consisted of performance restricted shares. The Compensation Committee historically awarded performance restricted shares because it felt performance restricted share awards focused executives on the long-term profitability of the Company by rewarding them for long-term performance. In 2007, the Compensation Committee divided the economic value being awarded as equity incentive compensation to executives between performance restricted shares and stock options in an effort to further focus management’s attention on creating shareholder value by providing executives with a compensation vehicle whose value is tied to an increase in the Company’s stock price.

We also make awards of equity compensation based on long-term performance objectives. For 2006, the performance goal for our Corporate Officers was a net income goal that could be achieved in any fiscal year during the three-year period from 2006-2008. We selected net income as a goal because we believe company profitability is an important driver of shareholder value.

At the beginning of each year, financial performance objectives are determined and defined for both the STIP and LTIP for the year. These measures will generally be one or more of the following measures: EBITDA, net income, EPS or similar indicators. Additional objectives may include operating income, expense control or other specific company-wide measures. The Compensation Committee sets the STIP and LTIP goals, using the board approved budget, taking into consideration the recommendations of the Chief Executive Officer, and other factors necessary to drive performance and shareholder return. Although we attempt to set performance goals that are achievable, we also strive to set goals that will require considerable effort.

Cash Incentives. The STIP is designed to provide a meaningful compensation tool to encourage the growth and proper management of the Company. The STIP’s major purposes are to:

1.	Motivate and reward exempt employees (including the Corporate Officers) on an annual basis for positive company performance;

2.	Provide certain exempt employees (including the Corporate Officers) with a form of variable compensation which is directly linked to corporate performance;

3.	Emphasize the profitability and growth of the Company; and

4.	Aid in developing a high degree of interaction and cooperation among all participants by providing annual financial incentives to eligible employees to achieve success.

The STIP plan presently provides for cash incentive awards based on individual performance, department performance, the financial results of the Company and an employee’s position with the Company. In 2006, there were 198 participants in the STIP. Eligible positions are assigned an incentive award range with a target expressed as a percentage of salary. The Company’s performance in relation to a pre-established target provides a corporate measure of achievement expressed as a percentage and applied to the potential target award. We do not believe that an “all or nothing” approach is appropriate with respect to achievement of STIP goals. Rather, the performance goals reward a range of performance which includes threshold, target and optimum performance levels. No payouts are made unless at least the threshold level of Company performance is achieved.

For Corporate Officers, incentive awards can range from 8% to 50% of salary, depending upon position level and actual results as compared to target results. If actual performance falls below threshold, there is no award paid. If actual performance exceeds optimum, the incentive award can exceed 50%. In addition, the specific percentage awards at each level of performance and for each position also take into account information regarding the practices of our peers.

For the Chief Executive Officer and other Corporate Officers, 2006 and 2007 STIP compensation is based entirely upon EBITDA performance with the following cash payment structure, based on a percentage of base salary:

	Threshold	Target	Optimum
Chief Executive Officer	10%	35%	50%
Other Corporate Officers	8%	25%	40%
Vice Presidents	6%	20%	30%

Under the design of the STIP plan, a participant must remain employed through the end of the plan year and through the date of payment of any award under the plan to receive a payment. In addition to specific exceptions that may be provided in the executives’ employment agreements, the following listed exceptions apply to the continued service requirements of the STIP: retirement on or after December 31 of the plan year and attainment of age 65 or Rule of 80 (age plus years of service equal 80 or more) but prior to payment date, death or disability of a participant during the plan year. If any of these cases apply, a full or prorated payment would be made to either the participant or their defined beneficiary.

Equity Incentives. The LTIP is designed to provide a meaningful compensation tool to encourage and reward long-term growth, profitability and proper management of the Company. Eligible participants under the LTIP may include board members, executive officers, and key employees. Historically, however, non-employee board members have not been given awards under this plan for director-related services, and there are no plans to include board members in plan grants in the near future. The LTIP allows for the following types of awards: incentive stock options, non-qualified stock options, performance restricted shares, restricted stock awards, stock appreciation rights, stock and cash awards. Traditionally, the Company has utilized performance restricted share grants to the extent it made grants at all. The only times, prior to 2007, that stock options were awarded was in 2005 in conjunction with the hiring of Mr. Morozzi and in 2002 with the acquisition of Conestoga Enterprises, Inc. However, in a recent shift, the Committee made awards of both performance restricted shares and stock options in 2007 under the LTIP with the goal of not only focusing executives’ attention on long-term Company operating performance, but to also create an incentive for executives to focus their attention on Company stock performance.

Our practice is to determine the dollar amount of equity compensation that we want to provide and to then grant performance restricted shares and/or stock options that have a fair market value equal to that amount on the date of grant. The fair market value is determined in accordance with the measurement provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”. The awards are made as early as practicable in the year in order to maximize the time period for achieving the objective associated with the awards. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Performance restricted share awards are both “performance based” and “time based.” In order for the performance restricted shares to be earned, D&E must achieve certain performance goals within the three-year performance period covered by the awards, however the performance restricted shares do not vest until the end of the performance period.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested.

Supplemental Benefits and Perquisites

Supplemental benefits, including personal use of a company automobile, insurance and a SERP are provided to ensure that D&E’s total compensation package is structured in a way that attracts and retains well-qualified executives.

We routinely review the perquisites that senior management receives. The primary perquisites for NEOs are company automobiles or vehicle allowance.

Stock Ownership Guidelines

The Company does not currently require any employee to own a minimum amount of Company common stock.

Compensation Committee Actions and Decisions

With one exception noted below, we believe our executive pay practices are generally in line with our Company’s compensation philosophy. The pay practice includes a set pay structure that is competitive with the peer market, an annual salary review process, including consideration for merit pay adjustments and, as appropriate, inclusion of both short-term and long-term incentive pay opportunities that focus executives on company performance and success.

In light of specific market data and trends as revealed by Mosteller & Associates’ report, the Committee determined that Mr. Morozzi’s overall compensation was lower than market. In consideration of his performance, the Committee was prepared to increase Mr. Morozzi’s base salary. However, notwithstanding acceptable performance, Mr. Morozzi requested that he and the Company’s other Corporate Officers forego a base salary increase in 2006. Mr. Morozzi intended to forego an increase as a result of a limited company merit pool and the provision of an improved STIP program. The Committee determined to provide greater base salary increases to Mr. Morozzi over the following two to three years in order to advance him toward a market-competitive rate, assuming performance goals are met and performance is deemed satisfactory by the Committee.

Mr. Morozzi and Mr. Morell each received additional equity compensation in 2006 in the form of a stock grant, in the case of Mr. Morozzi, and performance restricted shares, in the case of Mr. Morell.

In 2006, the Committee chose to make awards of performance restricted shares under the LTIP with a three year cliff vesting schedule and subject to a net income performance goal to be achieved in 2006, 2007 or 2008. If this performance objective is not achieved, the performance restricted share awards will be forfeited. For 2007, the Committee determined to make awards of both performance restricted shares and non-qualified stock options under the LTIP. Awards were divided equally on an economic basis between the two types of awards. The performance restricted shares are subject to a net income target. The stock options were granted at fair market value on the date of the award, have an exercisable life of ten years and vest pro rata over three years. Awards are generally made in the first quarter each year following board approval of the budget.

Summary Compensation Table

The following table summarizes the total compensation of the Company’s NEOs during the year ended December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
James W. Morozzi, President and Chief Executive Officer	2006	250,000	25,000	(1)	104,688	—	78,495	8,447	20,880	487,510

Thomas E. Morell, Senior Vice President, Chief Financial Officer and Treasurer	2006	230,000	—		42,067	—	51,866	54,092	19,356	397,381

W. Garth Sprecher, Senior Vice President and Secretary	2006	200,000	—		25,653	—	45,101	102,094	14,526	387,374

Albert H. Kramer, Senior Vice President, Operations	2006	200,000	—		25,653	—	45,101	77,950	18,400	367,104

Stuart L. Kirkwood, Vice President of Engineering Operations	2006	160,923	—		9,620	—	28,958	17,290	14,360	231,151

(1)	The Compensation Committee awarded Mr. Morozzi a bonus in recognition of his contributions to the organization.
(2)	The amounts shown in the “Stock Awards” column reflect the compensation cost recognized by the Company in 2006 related to stock awards granted in the current and prior years, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”. For a discussion of valuation assumptions, see Note 16 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.
(3)	Non-equity incentive plan compensation is established pursuant to the Company’s STIP and is subject to performance targets set by the Compensation Committee of the Board of Directors. The STIP is discussed in further detail on page 13 under the heading “Incentive Pay”.
(4)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect changes in the actuarial determined present value of the respective NEO’s benefits under the Company-sponsored defined benefit pension plan and may include amounts the NEO is not currently entitled to receive because such amounts are not vested. There were no nonqualified deferred compensation earnings. The Company does not have any nonqualified deferred compensation plans for any of the NEOs and therefore is not accruing any nonqualified deferred compensation.
(5)	The amounts shown in the “All Other Compensation” column are for the following items in the year 2006:
a.	James W. Morozzi: $11,780 for personal use of a company automobile; $8,800 for the 401(k) company match; $300 for term life insurance.
b.	Thomas E. Morell: $6,739 for personal use of a company automobile, $8,800 for the 401(k) company match; $3,367 for long-term care insurance; $450 for term life insurance.
c.	W. Garth Sprecher: $4,436 for personal use of a company automobile, $8,800 for the 401(k) company match; $1,290 for term life insurance.
d.	Albert H. Kramer: $8,910 for personal use of a company automobile; $8,800 for the 401(k) company match; $690 for term life insurance.
e.	Stuart L. Kirkwood: $6,600 for vehicle allowance; $7,070 for the 401(k) company match, $690 for term life insurance.

2006 Grants of Plan-Based Awards

The following table summarizes information with respect to grants of plan-based awards to the NEOs during the year ended December 31, 2006:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
James W. Morozzi, President and Chief Executive Officer	01/05/06 10/26/06	— —	8,000 —	— —	— 4,000	— —	— —	67,920 54,880

Thomas E. Morell, Senior Vice President, Chief Financial Officer and Treasurer	01/05/06 10/26/06	— —	5,000 2,500	— —	— —	— —	— —	42,450 34,300

W. Garth Sprecher, Senior Vice President and Secretary	01/05/06	—	4,000	—	—	—	—	33,960

Albert H. Kramer, Senior Vice President, Operations	01/05/06	—	4,000	—	—	—	—	33,960

Stuart L. Kirkwood, Vice President of Engineering Operations	01/05/06	—	1,500	—	—	—	—	12,735

(1)	The amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the number of performance restricted shares awarded in 2006 that may be earned in future years under the LTIP, subject to performance targets set by the Compensation Committee of the Board of Directors. The grants made in 2006 have a performance condition based on achieving a target level of net income for any fiscal year in the period beginning January 1, 2006 and ending December 31, 2008, and a three-year cliff vesting period ending December 31, 2008. The target level of net income was not reached in 2006. The LTIP is discussed in further detail on page 13 under the heading “Incentive Pay”.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information with respect to outstanding equity awards at December 31, 2006 for the NEOs:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
James W. Morozzi, President and Chief Executive Officer	10,000	(1)	—	—	9.92	03/16/15	5,000	63,250	18,000	227,700
Thomas E. Morell, Senior Vice President, Chief Financial Officer and Treasurer	—		—	—	—	—	4,600	58,190	7,500	94,875
W. Garth Sprecher, Senior Vice President and Secretary	—		—	—	—	—	4,000	50,600	4,000	50,600
Albert H. Kramer, Senior Vice President, Operations	15,906 19,208 25,000	(2) (2) (2)	— — —	— — —	10.53 8.24 14.50	06/01/09 06/01/10 05/24/12	4,000 — —	50,600 — —	4,000 — —	50,600 — —
Stuart L. Kirkwood, Vice President of Engineering Operations	90,436 10,604 17,000 10,604	(2) (2) (2) (2)	— — — —	— — — —	8.24 12.97 14.50 8.99	06/01/10 06/01/11 05/24/12 12/26/12	1,500 — — —	18,975 — — —	1,500 — — —	18,975 — — —

(1)	Fully vested stock options granted March 16, 2005.
(2)	These stock options were granted ten years prior to the stock option expiration date.

Option Exercises and Stock Vested

There were no options exercised or restricted share awards that became vested during the year ended December 31, 2006 with respect to the NEOs.

Pension Benefits Table

The following table summarizes information with respect to pension plans and related benefits at December 31, 2006 for the NEOs:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James W. Morozzi, President and Chief Executive Officer	Defined Benefit Pension Plan	1.8	15,684	—
Thomas E. Morell, Senior Vice President, Chief Financial Officer and Treasurer	Defined Benefit Pension Plan	22.3	554,366	—
W. Garth Sprecher, Senior Vice President and Secretary	Defined Benefit Pension Plan	22.9	884,754	—
Albert H. Kramer, Senior Vice President, Operations	Defined Benefit Pension Plan	22.8	665,756	—
Stuart L. Kirkwood, Vice President of Engineering Operations	Defined Benefit Pension Plan	6.6	89,549	—

Pension Plan

The Company’s pension plan is a noncontributory defined benefit plan computed on an actuarial basis covering all eligible employees. The plan provides benefits based on specific retirement factors, years of service and the employee’s pensionable compensation at retirement. Compensation included in the pension plan base consists of the base salary, commission and incentive pay.

On August 3, 2006, the Company approved a reduction in the future benefit accruals for certain employees, including the NEOs, under the D&E Communications, Inc. Employees’ Retirement Plan. Following a comprehensive evaluation of the plan, the Company decided to maintain a single formula for service after October 1, 2006. Under this formula, all eligible participants of the Retirement Plan will receive 1.1% of their final average compensation for each year of service rendered beginning on October 1, 2006. In addition, as of April 1, 2007, there will be a change to the definition of pensionable compensation under the Retirement Plan to include only base pay and a limited amount of commissions for a select group of participants so that their pensionable compensation is comparable to their peers.

Accrued benefits are vested after five years of service. Normal retirement age is 65, but certain grandfathered employees who attain the age of 55 and whose age plus years of service equal 80 or more (“Rule of 80”) may retire without any actuarial reduction of their benefit. The pension benefits shown for Mr. Morell, Mr. Sprecher, Mr. Kramer and Mr. Kirkwood reflect this provision in the plan and their eligibility for unreduced early retirement benefits before age 65. For all other eligible employees who retire before age 65 and after age 55 with at least 10 years of service, their benefit is reduced for commencement prior to age 65 by 6% for each of the first five years and 4% for each of the next five years they begin receiving their benefit prior to their 65th birthday. For example, a 57 year old with 10 years of service could receive an early retirement benefit equal to 58% of their accrued benefit. Benefit amounts for certain grandfathered employees are not subject to Social Security integration. For a discussion of the pension valuation assumptions, see Note 17 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Non-Qualified Deferred Compensation

The Company does not have any plans for any of the NEOs that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination Or A Change of Control

The tables below reflect the amount of compensation the Company would be required to pay to each of its NEOs upon termination of such individual’s employment for various reasons, including (i) before change of control—termination without cause or for good reason, (ii) after change of control—termination without cause or for good reason, (iii) voluntary termination without good reason or by death or disability, (iv) termination as a result of a change of control—single trigger; and (v) termination as a result of a change of control—double trigger. The amounts shown are estimates of the amounts which would be paid out to the executive upon their termination based on their current employment agreements, and are calculated, in accordance with SEC regulations, using the compensation of each NEO and the Company’s stock price as of December 31, 2006, notwithstanding the fact that three (3) of the four (4) Corporate Officers did not have employment agreements as of December 31, 2006. See the “Employment Agreements” section below for a more detailed discussion of the terms and conditions of the employment agreements of the NEOs. In all cases, the actual amounts to be paid out can only be determined at the time of such NEO’s actual separation from the Company.

Change of Control

It is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, any reluctance of senior management to pursue potential change of control transactions that may be in the best interests of shareholders. The salary multiple of the change of control benefits and use of both single and double trigger change of control benefits were determined after considering market data and competitive norms provided by Mosteller & Associates, Towers Perrin, and legal advisors. In addition, the difference in salary multiples between executives was selected based on internal equities and demands of the job as well as the ability of the specific executive to find a similar position following a change of control. Relative to the overall value of the Company, the Compensation Committee believes these potential change of control benefits are reasonable. The cash components of any change of control benefits are paid lump-sum and are based upon a multiple of base salary as follows:

Multiple
	Single Trigger	Double Trigger
Chief Executive Officer	1.0 times	2.99 times
Chief Financial Officer	1.0 times	2.0 times
Senior Vice President, Operations	N/A	1.5 times
Senior Vice President and Secretary	N/A	1.0 times
Vice President of Engineering Operations	N/A	N/A

In the event of a change of control, we also immediately vest all equity compensation as provided in the applicable plans. In addition, terminated Corporate Officers would be entitled to receive any benefits that they otherwise would have been entitled to receive under our STIP plan and supplemental retirement plan, although those benefits are not increased or accelerated. We believe that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a formal study to confirm this.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G (“280G”), we cap change of control benefits so that no federal excise taxes will be imposed. We use both “single trigger” and “double trigger” change of control benefits, as explained above.

For purposes of these benefits, a change of control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquires 50% or more of the Company’s common stock, (b) there is a transfer of 75% or more of D&E’s assets to an entity not controlled by D&E; (c) in any two year period, a majority of the directors in office were not nominated for election to the board of directors by at least 2/3 of the directors who were in office at the beginning of such period; or (d) there is a voluntary dissolution of D&E.

“Cause and Good Reason”

The definition of “cause” is the same for all employment agreements with members of senior management. “Cause” is deemed to exist where the individual fails to substantially perform his duties after notice and an opportunity to cure, is dishonest or grossly negligent in performing his duties, uses alcohol which interferes with his performance or uses illegal drugs, violates the Company’s Code of Ethics, breaches his fiduciary duty to the Company involving personal profit, engages in misconduct or moral turpitude, violates a law, rule or regulation which jeopardizes the Company’s business, or otherwise violates the employment agreement after notice and an opportunity to cure. “Good reason” generally will exist where an employee’s position, authority, duties or compensation has been decreased, if the Company fails to provide the contractual compensation and benefits to the executive, if the Company requires the executive to be based more than 75 miles from his current base, if the Company requires the executive to violate legal requirements or the Company’s Code of Ethics or any failure of any D&E successor to honor the employment agreement.

Employment Agreements

The Compensation Committee believes that it is appropriate for Corporate Officers to have written agreements of employment that set forth each Corporate Officer’s duties and responsibilities to the Company as well as the Company’s duties and responsibilities to the Corporate Officer. The Committee believes such agreements should contain reasonable severance benefits which protect Corporate Officers’ employment from being terminated unless the Corporate Officer has failed to appropriately perform his duties or engaged in acts which may harm the Company. By providing protection from arbitrary termination of employment, the Committee believes the Corporate Officers have more freedom to be creative in providing solutions to problems, be critical of Company performance and make tough decisions when warranted.

During 2006, only James W. Morozzi, President and Chief Executive Officer, had an employment agreement. On January 4, 2007, the Company and Mr. Morozzi entered into an amendment to Mr. Morozzi’s existing employment agreement. In addition, the Company entered into an employment agreement with each of the Corporate Officers of the Company. The material terms of each of the foregoing agreements is described below.

Mr. Morozzi’s original employment agreement provides for a two-year evergreen term. If Mr. Morozzi’s employment is terminated without cause or he leaves for good reason, the Company must pay him the greater of (x) his full salary from the date of termination through the last day of the then current term; or (y) an amount equal to one year’s salary at his then current salary. In addition, the Company must pay Mr. Morozzi: (i) a supplemental annual retirement benefit; (ii) the amount that would have been due to Mr. Morozzi under any STIP in effect at the time; (iii) a lump sum of $17,000 as reimbursement for certain expenses; and (iv) the fees and costs charged by a nationally recognized outplacement firm, not to exceed a period of twelve (12) months after termination and the amount of $12,500. If Mr. Morozzi’s employment is terminated by his death, the Company will pay Mr. Morozzi’s beneficiaries his full salary through the date of termination and for an additional three months, plus any accrued paid time off and any benefits that have vested or are then otherwise owed to him, through the date of termination. Mr. Morozzi’s agreement also provides that, during the term of his employment, he will be nominated and recommended for election to the board of directors.

Mr. Morozzi’s agreement also contains a “double trigger” change of control benefit under which Mr. Morozzi will receive 2.99 times his salary as well as a supplemental annual retirement benefit, a lump sum of $17,000 as reimbursement for certain expenses and any STIP payment that would otherwise have been earned by him, if, within the twelve months immediately following the effective date of a change of control, he is terminated without cause or leaves for good reason. In addition, Mr. Morozzi has agreed not to compete with the Company during the term of his employment and for a period of two years after his employment terminates; provided that, if his employment is terminated without cause or for good reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of two years after termination of his employment, Mr. Morozzi has also agreed not to solicit the Company’s employees or customers.

The amendment to Mr. Morozzi’s agreement added a “single trigger” change of control provision which permits him, within 90 days following the effective date of a change of control, to terminate his employment without good reason and receive a lump sum equal to his annual salary, contingent upon and six months subsequent to his providing at least nine months of transition service to the Company following the change of control. Mr. Morozzi will forfeit his change of control payment if his employment is terminated before the end of the nine month transition period by the Company for cause or by Mr. Morozzi without good reason. In addition, if he receives the change of control payment described above, Mr. Morozzi will also receive (i) a supplemental annual retirement benefit and (ii) payment of the amount that would have been due him under any STIP in effect at the time.

Mr. Morell’s employment agreement provides for a two-year term which is extended for an additional one-year term on each anniversary date of the agreement. If Mr. Morell’s employment is terminated without cause or he leaves for good reason, the Company must pay him the greater of (x) his full salary from the date of termination through the last day of the then current term; or (y) an amount equal to one year’s salary at his then current salary. In addition, the Company must pay Mr. Morell: (i) a supplemental annual retirement benefit; (ii) the amount that would have been due to Mr. Morell under any STIP in effect at the time; and (iii) the fees and costs charged by a nationally recognized outplacement firm, not to exceed a period of twelve (12) months after termination and the amount of $12,500. If Mr. Morell’s employment is terminated by his death, the Company will pay Mr. Morell’s beneficiaries his full salary through the date of termination and for an additional four weeks, plus any accrued paid time off and any benefits that have vested or are then otherwise owed to him, through the date of termination.

Mr. Morell’s agreement contains a “double trigger” change of control benefit under which Mr. Morell will receive two times his salary as well as a supplemental annual retirement benefit and any STIP payment that would otherwise have been earned by him, if, within the twelve months immediately following the effective date of a change of control, he is terminated without cause or leaves for good reason. It also contains a “single trigger” change of control benefit equal to one times his salary if, within 90 days following the effective date of a change of control, he elects to terminate his employment without good reason. The terms of this “single trigger” change of control benefit are identical to those of Mr. Morozzi, described above. In addition, Mr. Morell has agreed not to compete with the Company during the term of his employment and for a period of one year after his employment terminates; provided that, if his employment is terminated without cause or for good reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of two years after termination of his employment, Mr. Morell has also agreed not to solicit the Company’s employees or customers.

Mr. Sprecher’s agreement provides for a term ending December 31, 2007. If Mr. Sprecher’s employment is terminated without cause or if he leaves for good reason, the Company must pay him his full salary from the date of termination through the last day of the then current term. In addition, the Company must pay Mr. Sprecher: (i) a supplemental annual retirement benefit; and (ii) the amount that would have been due to Mr. Sprecher under any STIP then in effect. If Mr. Sprecher’s employment is terminated by his death, the Company will pay Mr. Sprecher’s beneficiaries his full salary through the date of termination and for an additional four weeks, plus any accrued paid time off and any benefits that have vested or are then otherwise owed to him, through the date of termination. In addition, Mr. Sprecher has agreed not to compete with the Company during the term of his employment and for a period of one year after his employment terminates; provided that, if his employment is terminated without cause or for good reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of one year after termination of his employment, Mr. Sprecher has also agreed not to solicit the Company’s employees or customers.

Mr. Kramer’s employment agreement provides for a two-year term which is extended for an additional one-year term on the second anniversary of the agreement and on each anniversary of the agreement thereafter. If Mr. Kramer’s employment is terminated without cause or if he leaves for good reason, the Company must pay him the greater of (x) his full salary from the date of termination through the last day of the then current term; or (y) an amount equal to one year’s Salary at his then current Salary. In addition, the Company must pay Mr. Kramer: (i) a supplemental annual retirement benefit; (ii) the amount that would have been due to Mr. Kramer under any STIP in effect at the time; and (iii) the fees and costs charged by a nationally recognized outplacement firm, not to exceed a period of twelve months after termination and the amount of $12,500. If Mr. Kramer’s employment is terminated by his death, the Company will pay Mr. Kramer’s beneficiaries his full salary through the date of termination and for an additional four weeks, plus any accrued paid time off and any benefits that have vested or are then otherwise owed to him, through the date of termination.

Mr. Kramer’s agreement also provides for change of control benefits. It contains a “double trigger” change of control benefit under which Mr. Kramer will receive one and one-half times his salary as well as a supplemental annual retirement benefit and any STIP payment that would otherwise have been earned, if, within the twelve months immediately following the effective date of a change of control, he is terminated without cause or leaves for good reason. In addition, Mr. Kramer has agreed not to compete with the Company during the term of his employment and for a period of one year after his employment terminates; provided that, if his employment is terminated without cause or for good reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of two years after termination of his employment, Mr. Kramer has also agreed not to solicit the Company’s employees or customers.

Severance Benefits

Generally speaking, the Company has severance guidelines which provide two weeks pay plus an additional week’s pay for each year of service, up to a maximum of 26 weeks, for employees whose employment is terminated as a result of a lay off. Executives with employment agreements have specific severance arrangements as provided in those agreements and described above. We believe that employers should provide reasonable severance benefits to employees. D&E’s severance arrangements are intended to give an executive a sense of financial security when they make the commitment to dedicate their professional career to the success of our Company.

Potential Payments Upon Termination of Employment

The following table shows the potential payments under various termination or change of control events for each of the NEOs based on a hypothetical termination date of December 31, 2006. As previously stated, the Company caps change of control benefits at the 280G limit. In the case of Mr. Morozzi, the applicable 280G limit for a hypothetical December 31, 2006 change of control is $786,496. For that reason, the total termination benefit shown below, in the case of a double trigger change of control, may not be payable. A portion of the double trigger cash severance payment shown for Mr. Morozzi may be considered payment of reasonable compensation for his agreement not to compete with the Company for a 24-month period after a termination of employment and, therefore, that portion would be excludable from the calculation of his 280G cap. The Company has not made a determination as to what value, if any, would be assigned to his agreement not to compete.

	Cash Severance Payment	SERP	Miscellaneous Expense Reimbursement	Outplacement Reimbursement	Equity Awards (1)	Cash Incentive Plan (2)	Total Termination Benefits
James W. Morozzi
Change of Control Double Trigger	$747,500	$2,787	$17,000	$—	$238,870	$1,570	$1,007,727
Change of Control Single Trigger	$250,000	$2,787	$—	$—	$238,870	$1,570	$493,227
Death	$62,500	$—	$—	$—	$42,175	$—	$104,675
Disability	$—	$—	$—	$—	$42,175	$—	$42,175
Voluntary Termination	$—	$—	$—	$—	$—	$—	$—
Termination Without Cause/For Good Reason	$500,000	$2,787	$17,000	$12,500	$—	$78,495	$610,782

Thomas E. Morell							$—
Change of Control Double Trigger	$460,000	$8,313	$—	$—	$101,858	$1,037	$574,502
Change of Control Single Trigger	$230,000	$8,313	$—	$—	$101,858	$1,037	$344,502
Death	$17,692	$—	$—	$—	$38,798	$—	$56,490
Disability	$—	$—	$—	$—	$38,798	$—	$38,798
Voluntary Termination	$—	$—	$—	$—	$—	$—	$—
Termination Without Cause/For Good Reason	$460,000	$8,313	$—	$12,500	$—	$51,866	$532,679

Albert H. Kramer							$—
Change of Control Double Trigger	$300,000	$7,562	$—	$—	$56,672	$902	$368,000
Death	$15,385	$—	$—	$—	$33,738	$—	$49,123
Disability	$—	$—	$—	$—	$33,738	$—	$33,738
Voluntary Termination	$—	$—	$—	$—	$—	$—	$—
Termination Without Cause/For Good Reason	$400,000	$7,562	$—	$12,500	$—	$45,101	$465,163

W. Garth Sprecher							$—
Change of Control Double Trigger	$200,000	$2,208	$—	$—	$56,672	$902	$262,646
Death	$15,385	$—	$—	$—	$33,738	$—	$49,123
Disability	$—	$2,208	$—	$—	$33,738	$—	$35,946
Voluntary Termination	$—	$—	$—	$—	$—	$—	$—
Termination Without Cause/For Good Reason	$200,000	$2,208	$—	$—	$—	$45,101	$247,309

Stuart L. Kirkwood
Change of Control	$—	$—	$—	$—	$22,326	$—	$22,326
Death	$—	$—	$—	$—	$12,650	$—	$12,650
Disability	$—	$—	$—	$—	$12,650	$—	$12,650
Voluntary Termination	$—	$—	$—	$—	$—	$—	$—
Termination Without Cause/For Good Reason	$—	$—	$—	$—	$—	$—	$—

(1)	For purposes of determining the net present value of accelerated equity awards, a discount rate of 6% has been used. Under a Change of Control, all equity awards will vest under the provisions of the LTIP, irrespective of their continuing employment status.
(2)	For purposes of determining the net present value of accelerated cash incentive payments, a discount rate of 6% has been used.

Director Compensation

The following table summarizes the total compensation of the non-employee directors who served on the Company’s Board of Directors in 2006. Employee directors receive no additional compensation for serving on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John Amos	29,000	—		—	—	—	—		29,000
Thomas Bamford (1)	4,000	—		—	—	—	—		4,000
Paul W. Brubaker	38,500	—		—	—	—	—		38,500
Frank Coughlin (2)	6,333	5,820		—	—	—	—		12,153
Hugh G. Courtney	23,300	10,000		—	—	—	—		33,300
Ronald E. Frisbie	38,900	—		—	—	—	—		38,900
Robert A. Kinsley (3)	4,500	—		—	—	—	—		4,500
John C. Long (4)	26,750	12,495	(6)	—	—	—	—		39,245
G. William Ruhl	23,633	13,333	(7)	—	—	—	50,000	(8)	86,966
Steven B. Silverman	21,900	10,000		—	—	—	—		31,900
D. Mark Thomas	31,400	10,000		—	—	—	—		41,400
Richard G. Weidner	26,250	10,000		—	—	—	—		36,250

(1)	Mr. Bamford passed away in February 2006.
(2)	Mr. Coughlin was elected as a director in October 2006.
(3)	Mr. Kinsley resigned as a director in May 2006.
(4)	Mr. Long was elected as a director in February 2006.
(5)	The amounts shown in the “Stock Awards” column are the compensation cost recognized by the Company in 2006 related to fully vested stock awards granted in the current period, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”. For a discussion of valuation assumptions, see Note 16 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.
(6)	Mr. Long received 244 shares of D&E Communications, Inc. common stock, with an equivalent cash value of $2,495, as payment of one half of his retainer for the period from February 2006 through April 2006, in addition to receiving 862 shares of common stock, with an equivalent cash value of $10,000, for payment of one half of his normal annual retainer for the period from May 2006 through April 2007. The grant date fair value of the fully vested stock awards is recognized as compensation cost by the Company when granted, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”. See the “Compensation of Directors” section below for more discussion on the retainer paid to non-employee directors.
(7)	Mr. Ruhl received 396 shares of common stock, with an equivalent cash value of $3,333, as payment of one half of his retainer for the period from January 2006 through April 2006, in addition to receiving 862 shares of common stock, with an equivalent cash value of $10,000, for payment of one half of his normal annual retainer for the period from May 2006 through April 2007. The grant date fair value of the fully vested stock awards is recognized as compensation cost by the Company when granted, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”. See the “Compensation of Directors” section below for more discussion on the retainer paid to non-employee directors.
(8)	Mr. Ruhl has a consulting agreement with the Company for an annual fee of $50,000 for a period of five (5) years, commencing as of January 1, 2006, to render consulting and executive management services, on an as needed basis, relating to all aspects of the Company’s business. If the Company terminates the agreement without cause during the five (5) year period, the fees due for the balance of the five (5) years shall be immediately payable to Mr. Ruhl.

Compensation of Directors

Each non-employee director of the Company was paid a retainer of $20,000, plus $1,000 for each Audit Committee meeting, $750 for each Compensation Committee meeting and Nominating and Governance Committee meeting, and $600 for other Committee meetings of the Board that he attended in 2006. The chairman of the Audit Committee received additional compensation of $7,000, the chairman of the Compensation Committee and the Nominating and Governance Committee each received $4,000, and the chairman of the Strategic Planning Review Committee received $2,000 for their services as committee chairmen. The Board chairman, who also presides over meetings attended only be the independent directors, is paid an additional $18,000. For directors whose tenure on the Board began prior to January 2, 2001, one half of the $20,000 retainer, at their option, can be paid in shares of D&E common stock. The remaining amount of the retainer was paid in equal quarterly cash payments. Directors elected to the board since January 2, 2001 have no option but to receive half of their retainer in shares of D&E common stock with the remainder of the retainer paid in equal quarterly cash payments. Employee directors do not receive compensation for Board or committee service.

SECURITY OWNERSHIP

Security Ownership of Management

As of March 1, 2007, there were 14,398,214 shares of the Company’s common stock outstanding. The table below sets forth the beneficial ownership of the common stock held, as of March 1, 2007, by (i) the directors, (ii) the nominees for director, (iii) the NEOs and (iv) all directors, nominees and NEOs as a group.

Name of Beneficial Owner	Nature and Amount of Beneficial Ownership		Percent of Class
John Amos	120,859	(4)	*
Paul W. Brubaker	6,825	(5)	*
Frank M. Coughlin	5,493		*
Hugh G. Courtney	1,588		*
Ronald E. Frisbie	52,744	(6)	*
Stuart L. Kirkwood	5,219		*
Albert H. Kramer	21,535	(2)	*
John C. Long	1,131		*
Thomas E. Morell	21,604	(1,2,3)	*
James W. Morozzi	6,218	(3)	*
G. William Ruhl	35,390	(3,7)	*
Steven B. Silverman	7,939	(3)	*
W. Garth Sprecher	256,897	(1,2,3,8)	1.78%
D. Mark Thomas	5,741	(9)	*
Richard G. Weidner	4,084		*
All Directors, Nominees and NEOs as a group	553,267	(1,2,3,4,5,6,7,8,9)	3.84%

*	Less than 1 percent.
1.	Includes shares, reported as units, held in the Company’s 401(k) Plan as follows: 2,273 for Mr. Morell, 1,999 for Mr. Sprecher, and 4,272 for all directors and officers as a group. All fractional shares are rounded to the nearest whole share.
2.	Includes shares held in the Company’s Employee Stock Purchase Plan as follows: 1,876 for Mr. Kramer, 1,214 for Mr. Morell, 1,186 for Mr. Sprecher, and 4,276 for all directors and officers as a group.
3.	Includes shares held in the Company’s Dividend Reinvestment Plan as follows: 1 for Mr. Morell, 218 for Mr. Morozzi, 25 for Mr. Long, 3,890 for Mr. Ruhl, 456 for Mr. Silverman, 28 for Mr. Sprecher and 4,618 for all directors and officers as a group.
4.	Includes shares held in the John Amos Living Trust, of which Mr. Amos is trustee. Also includes 57,709 owned by the Mary P. Amos Living Trust, of which Mr. Amos’ wife is trustee, and to which Mr. Amos disclaims beneficial ownership.
5.	Includes 2,125 shares owned by Mr. Brubaker’s wife, with respect to which Mr. Brubaker disclaims beneficial ownership.
6.	Includes 20,400 shares owned by Mr. Frisbie’s wife, with respect to which Mr. Frisbie disclaims beneficial ownership.
7.	Includes 461 shares owned by Mr. Ruhl’s wife, with respect to which Mr. Ruhl disclaims beneficial ownership.
8.	Includes shares in the Emily Brossman Sprecher GST Trust U/RDT of which Mr. Sprecher is a co-trustee.
9.	Includes 300 shares held as custodian for Emily Thomas and 600 shares held as custodian for David Thomas.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2006, the holdings of each person who is known by the Company to beneficially own more than 5% of the Common Stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401 (1)	1,092,675	7.59%

The Ephrata National Bank Trustee of the William and Jemima Brossman Charitable Foundation P.O. Box 457 Ephrata, PA 17522	737,379	5.12%

(1)	This information, as of December 31, 2006, was supplied to D&E by Dimensional Fund Advisors LP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and Corporate Officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC and Nasdaq. Directors, Corporate Officers, and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms or written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that during 2006 all filing requirements under Section 16(a) applicable to its directors and Corporate Officers were met.

BOARD COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Steven B. Silverman, Chairman

John Amos

Frank M. Coughlin

John C. Long

Richard G. Weidner

Audit Committee Report

The Board of Directors has adopted a written charter setting forth the responsibilities and duties of the Audit Committee. The Audit Committee’s primary responsibilities and duties are to represent and assist the Board with the oversight of:

1.	the integrity of the Corporation’s financial statements and internal controls;

2.	the Corporation’s compliance with legal and regulatory requirements;

3.	the independent auditor’s qualifications and independence; and

4.	the performance of the Corporation’s internal audit function and the independent auditor.

The Audit Committee met eight (8) times during 2006 to carry out its responsibilities. The Committee meets together with management and its independent auditors at least quarterly and separately with each of them as needed to review and discuss the adequacy of D&E Communications, Inc.’s internal controls and the objectivity of its financial reporting. The Committee also recommends to the D&E Board of Directors the appointment of the independent auditors and reviews periodically their performance and independence from management. The directors who serve on the Committee have all been determined to be “independent” for purposes of the current Nasdaq listing standards relating to audit committees.

Management is responsible for the preparation, presentation and integrity of D&E’s financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of 2006, management updated the documentation and performed the testing and evaluation of D&E’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors at several Audit Committee meetings during the year. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of D&E’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in D&E’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in D&E’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

As part of its oversight of D&E’s financial statements, the Committee reviewed and discussed D&E’s audited financial statements contained in the 2006 Annual Report on Form 10-K with D&E management and PricewaterhouseCoopers LLP, D&E Communications, Inc.’s independent auditors. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that they reviewed significant accounting issues. The Audit Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP the firm’s independence. These items relate to that firm’s independence from D&E. The committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the D&E Communications, Inc. Board of Directors that D&E’s audited financial statements be included in D&E’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

THE AUDIT COMMITTEE

John C. Long (Chairman)

Paul W. Brubaker

Ronald E. Frisbie

Richard G. Weidner

Nominating and Corporate Governance Committee Report

The Company has established a Nominating and Governance Committee of the Board to oversee the Company’s corporate governance and make recommendations on all matters relating to the Board’s organization, practices and procedures. Among its functions, the Committee reviews and recommends proposed changes to the Articles of Incorporation and By-Laws, reviews shareholder proposals, recommends Board size, composition and committee structure, reviews, evaluates and recommends nominees for election or re-election to the Board and assignment to Committees, applies the standards for director independence under Nasdaq listing standards and all applicable laws, maintains guidelines for directors’ duties and obligations and develops and recommends to the Board of Directors a set of corporate governance principles applicable to the Company.

Additionally, the Committee oversees the evaluation of the Board and Committees, reviews succession planning for the Chief Executive Officer, establishes a director compensation program with the advice of an outside consultant, maintains a new director orientation program, maintains a director skill set matrix in connection with its nomination and recommendation functions, coordinates Board and Committee self-evaluations and establishes the annual Board and Committee meeting calendars.

In addition to carrying out its perfunctory annual duties, in 2006 the Committee interviewed numerous director candidates for service on the Board of the Company, culminating in the recommendation to the board in February 2006 for the election of John C. Long and in October of 2006 for the election of Frank M. Coughlin to the Board of Directors.

The Committee also undertook an initiative to develop comprehensive Governance Standards for the Board of Directors. This project is expected to be completed in 2007. Finally, inasmuch as the board is now chaired by an outside independent director, the Committee engaged the services of Mosteller & Associates to not only provide peer group data for director retainers, committee fees and committee chair retainers, but also to present data on the compensation of independent board chairs.

THE NOMINATING AND GOVERNANCE COMMITTEE

Paul W. Brubaker (Chairman)

John Amos

Frank M. Coughlin

Hugh G. Courtney

Ronald E. Frisbie

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITORS

The Board, upon recommendation of its Audit Committee, recommends PricewaterhouseCoopers LLP (“PwC”), as auditors of the Company’s financial statements for 2007. PwC was the Company’s independent auditors in 2006. The recommendation is being submitted to the shareholders for ratification, which requires the affirmative vote of a majority of the votes cast by shareholders at the meeting. A representative of PwC is expected to be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Although not required by law, the Company maintains a policy of submitting the ratification of the appointment of its independent auditors to a vote of the shareholders. In the event that sufficient shareholders do not ratify the appointment of PwC as the Company’s independent auditors for 2007, the Company may reassess such appointment and/or appoint another firm.

Audit Fees

The aggregate fees charged by PwC for the audit of the Company’s 2006, 2005 and 2004 annual financial statements and the review of the Company’s quarterly financial statements included in the Company’s quarterly reports on Form 10-Q were $714,000 for 2006, $826,000 for 2005 and $955,000 for 2004.

Audit-Related Fees

The aggregate fees charged by PwC for other audit-related fees including benefit plan audits and other special report reviews during 2006, 2005 and 2004 were $14,000 for 2006, $18,000 for 2005 and $0 for 2004.

Tax Fees

The aggregate fees charged by PwC for tax filing preparation and tax planning services for 2006, 2005 and 2004 fiscal years were:

	2006	2005	2004
Tax fees—preparation and compliance	$100,000	$149,000	$225,000
Tax planning services	67,000	45,000	37,000

	$167,000	$194,000	$262,000

All Other Fees

There were no fees billed for all other services rendered by PwC during fiscal year 2006, other than the services referred to above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee of the Company approved all (100%) non-audit services provided by PwC. The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. Specifically, the committee has pre-approved the use of PwC for United States federal and state tax consulting services. In each case, the committee has also set a specific annual limit on the amount of such services which the Company would obtain from PwC, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $25,000.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2007.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify Mellon Investor Services by calling 888-778-1323 or by using their MLink service via their website, www.melloninvestor.com.

2008 SHAREHOLDER PROPOSALS

Proposals of shareholders intended for inclusion in the Company’s proxy statement relating to the 2008 Annual Meeting must be received at the Company’s principal executive offices, 124 East Main Street, Ephrata, PA 17522 (please address to the attention of W. Garth Sprecher, Senior Vice President and Secretary), no later than December 28, 2007. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Written notice of shareholder proposals relating to the 2008 Annual Meeting, other than those intended for inclusion in the Company’s proxy statement, must also be received at the Company’s principal executive offices no later than December 28, 2007.

OTHER MATTERS

The Board is not aware that any matter other than those listed in the Notice of 2007 Annual Meeting of Shareholders is to be presented for action at the Annual Meeting. If any matter not listed in the Notice should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the proxy in respect thereof in accordance with the best judgment of the person or persons acting as proxies.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO W. GARTH SPRECHER, SENIOR VICE PRESIDENT AND SECRETARY, D&E COMMUNICATIONS, INC., 124 EAST MAIN STREET, EPHRATA, PA 17522, A COPY OF THE COMPANY’S 2006 ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 WILL BE PROVIDED WITHOUT CHARGE. COPIES ARE ALSO AVAILABLE WITHOUT CHARGE ON THE D&E COMMUNICATIONS, INC. WEBSITE AT WWW.DECOMMUNICATIONS.COM

March 29, 2007

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

D&E COMMUNICATIONS, INC.

The undersigned hereby appoints James W. Morozzi and W. Garth Sprecher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of D&E Communications, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 26, 2007 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

ADMISSION TICKET

D&E COMMUNICATIONS, INC.

2007 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2007 10:30 a.m.

Brossman Business Complex

124 East Main Street, Ephrata, Pennsylvania 17522

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” NUMBERS 1, AND 2	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS				FOR	AGAINST	ABSTAIN
FOR all nominees (except as noted) ☐	WITHHOLD AUTHORITY (all nominees) ☐	2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for 2007.	☐	☐	☐

01 Paul W. Brubaker, 02 Hugh G. Courtney, 03 Steven B. Silverman

Withheld for the nominee(s) you list below: (Write that name or names in the space provided below.)

Signature ____________________________________________ Signature ____________________________________________ Date ______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/decc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the internet at www.decommunications.com